Exhibit 10.1
Hipcricket, Inc.

Employment Agreement

This Employment Agreement (this “Agreement”), effective May 30, 2014 (the “Effective Date”), is entered into by and between Hipcricket, Inc., a Delaware corporation (the “Company”), and Todd Wilson (the “Employee”).

Certain capitalized terms in this Agreement have the meanings set forth in Appendix A attached to this Agreement, which is incorporated into this Agreement in its entirety.

WITNESSETH:

WHEREAS, the Company desires to employ Employee to serve as Interim Chief Executive Officer, and Employee desires to be employed by the Company in such capacity pursuant to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is agreed as follows:

1.	EMPLOYMENT

1.1           Position; Duties and Responsibilities

The Company hereby employs Employee as Interim Chief Executive Officer of the Company and Employee hereby agrees to accept employment by the Company as its Interim Chief Executive Officer and report to the Company’s Board of Directors (the “Board”).  Subject at all times to the direction of the Board, Employee shall have direct responsibilities over operations, sales marketing, financial accounting and SEC reporting, operational budgeting, sales costing analysis, billing, and auditor interfacing.  Employee shall also perform such other services and duties, as the Board shall determine, that relate to the business of the Company and are reasonably consistent with Employee’s position.  Employee shall serve, by mutual consent, in such other positions and offices of the Company and its affiliates, if selected, without any additional consideration.  The Company agrees that as long as the Company employs Employee, the Company shall use its reasonable best efforts to cause Employee to be elected as a member of the Board, including nomination of Employee for a new three-year director term at the 2014 annual meeting of stockholders.

1.2           Full Time Employment

Employee hereby accepts employment by the Company, upon the terms and conditions contained herein, and agrees that during the term of this Agreement, Employee shall devote substantially all of his business time, attention, and energies to the business of the Company.  Employee shall further spend at least seventy-five percent (75%) of his full time business time at the Company’s Bellevue, Washington location.  During the term of this Agreement, Employee shall not perform any services for any other business entity, whether such entity conducts a business that is competitive with the business of the Company or is engaged in any other business activity; provided, however, that nothing herein contained shall be construed as (a) preventing Employee from investing his personal assets in any business or businesses which do not compete directly or indirectly with the Company, provided such investment or investments do not require any services on Employee’s part in the operation of the affairs of the entity in which such investment is made and in which his participation is solely that of an investor, (b) preventing Employee from purchasing securities in any corporation whose securities are regularly traded, if such purchases shall not result in Employee’s owning beneficially, at any time, more than five percent (5%) of the equity securities of any corporation engaged in a business which is competitive, directly or indirectly, to that of the Company, (c) preventing Employee from (i) engaging in charitable activities, (ii) serving on corporate, advisory, civil or charitable boards or committees, or (iii) delivering lectures, or teaching at educational institutions, so long as such activities, individually or in aggregate, do not adversely affect Employee’s performance of his duties hereunder, which determination shall be made at the discretion of the Board, or (d) engaging in any other activities, if Employee receives the prior written approval of the Board with respect to his engaging in such activities.  Notwithstanding the foregoing, it is hereby understood and agreed that during the term of this Agreement, Employee shall be permitted to devote a maximum of one (1) business day per calendar quarter in connection with continued service on the board of directors of Brain Balance Holdings during the term of this Agreement.   In signing this Agreement, Employee warrants that Employee is available to perform his duties at the Company without restriction, conflict of interest or breach of any contract or obligation Employee may have entered into with a third party (such as a former employer).  Employee further agrees to comply with the Company’s standard policies and procedures and with all applicable laws and regulations.

1.3           Records

In connection with Employee’s engagement hereunder, Employee shall accurately maintain and preserve all notes and records generated by the Company which relate to the Company and its business and shall make all such reports, written if required, as the Company may reasonably require.

1.4           Term

Unless earlier terminated as provided in this Agreement, the term of this Agreement shall begin on the Effective Date and shall end nine months thereafter on February 28, 2015 (the “Term”).  Thereafter, the Company may elect to extend employment to Employee for one or more additional periods mutually agreed upon by the Company and Employee.

2.	COMPENSATION AND BENEFITS

As full compensation for the performance of Employee’s duties on behalf of the Company, Employee shall be compensated as set forth below.  All payments made pursuant to this Agreement shall be subject to withholding of all applicable income, employment and other taxes.

2.1           Salary

Employee shall be paid an annual base salary (the “Base Salary”) of $350,000, payable in semi-monthly installments in accordance with the payroll practices of the Company (pro-rated for calendar year 2014 based on the number of days from the Effective Date through December 31, 2014).   Notwithstanding the foregoing, subject to Section 3, fifty percent (50%) of the Base Salary otherwise payable to Employee during the first three (3) months of the Term shall be retained by the Company and paid to Employee pro rata over the last six (6) months of the Term (the “Retained Base Salary”).

2.2           Bonus

In addition to the Base Salary, Employee shall be eligible to receive a target bonus (“Bonus”) of fifty percent (50%) of Base Salary for fiscal year 2015, based upon achievement of financial and other performance goals and objectives mutually agreed upon by Employee and the Board.  The percentage of the performance targets achieved, and any Bonus earned by Employee for fiscal year 2015, shall be determined in good faith by the Board (or an authorized committee thereof).  Any Bonus earned by Employee shall be paid in fiscal year 2016 as soon as reasonably practicable after approval by the Board (or an authorized committee thereof), but in any event within sixty (60) days following the last day of fiscal year 2015.  Except as otherwise provided in Section 3.3, Employee must be employed with the Company as of the last day of the Term to be eligible to receive the Bonus.

2.3           Stock Option Grant

As soon as practicable following execution of this Agreement, and subject to Board approval, Employee shall be granted a stock option to purchase 6,865,257 shares of the Company’s common stock (the “Option”), the terms of which shall be evidenced in a separate option agreement between Employee and the Company.  The Option shall have a per share exercise price equal to the closing price of the Company’s common stock on the date of Board approval and a maximum ten (10) year term.  The Option shall vest in accordance with the following schedule:

(a)           2,288,419 shares subject to the Option shall vest and become exercisable on February 28, 2015 (the “Time-Vested Option”);

(b)           2,288,419 shares subject to the Option shall vest and become exercisable based on achievement of two (2) consecutive quarters of positive adjusted EBITDA; and

(c)           2,288,419 shares subject to the Option shall vest and become exercisable based on achievement of fiscal year 2015 revenue and EBITDA targets (the portions of the Option described in Sections 2.3(b) and (c) are collectively referred to herein as the “Performance-Vested Option”).

The Option shall become fully vested and exercisable in the event of a Change of Control (as defined in Appendix A).  Outstanding equity awards granted to Employee prior to the Effective Date shall remain outstanding in accordance with their terms and conditions and are not modified by this Agreement.

2.4           Business Expenses

The Company shall reimburse Employee for all reasonable business expenses incurred by Employee in the performance of his duties hereunder during the Term of this Agreement, including, but not limited to, expenses incurred for business travel (including reasonable commuting expenses), attending technical and business meetings, professional activities and customer entertainment, and an apartment rental in Bellevue, Washington.  Such reimbursement shall be made in accordance with regular Company policy and within a reasonable period following Employee’s presentation of the details of, and proof of, such expenses.

2.5           Other Benefits

During the Term of this Agreement, the Company shall provide to Employee, at its sole expense, health insurance and other benefits on the same terms and conditions as it shall afford other senior management employees of the Company.  Employee shall be eligible for three (3) weeks of paid vacation during the Term and also shall be provided such holidays as the Company makes available to all of its other employees.

3.	TERMINATION

3.1	Employment At Will

Employee acknowledges and understands that employment with the Company is at will and can be terminated by either party for no reason or for any reason not otherwise specifically prohibited by law.  Nothing in this Agreement is intended to alter Employee’s at-will employment status or obligate the Company to continue to employ Employee for any specific period of time, or in any specific role or geographic location.  Except as expressly provided for in this Agreement, upon any termination of employment, Employee shall not be entitled to receive any payments or benefits under this Agreement other than unpaid Base Salary earned through the date of termination (including any Retained Base Salary) and unused vacation that has accrued as of the date of Employee’s termination of employment that would be payable to Employee under the Company’s standard policy (collectively, the “Accrued Obligations”).  In addition, upon termination of employment of Employee for any reason (including any termination to which Sections 3.2 and 3.3 of this Agreement apply), any then unvested Performance-Vested Option shall remain outstanding until such time as the Board (or an authorized committee thereof) determines if, and to what extent, the Performance-Vested Option shall become vested and exercisable.  In the event the Board (or an authorized committee thereof) determines that all or a portion of the Performance-Vested Option shall not become vested, the Performance-Vested Option (or an applicable portion thereof) shall expire automatically as to such portion for which the performance goals have not been satisfied and such Performance-Vested Option (or an applicable portion thereof) shall no longer be exercisable as of such determination date, and Employee shall have no further right or interest under the Performance-Vested Option (or an applicable portion thereof).

3.2	Automatic Termination on Disability or Death

This Agreement and Employee’s employment hereunder shall be terminated automatically upon Employee’s Disability (as defined in Appendix A) or Employee’s death.  If Employee’s employment is terminated due to such Disability or death, the Company will be required to pay to Employee or Employee’s estate, as the case may be, unrelated to any amounts that Employee may be eligible to receive pursuant to the Company’s short-term and long-term disability plans or life insurance plans (as applicable), the Accrued Obligations.  Employee or Employee’s estate, as the case may be, will not by operation of this provision forfeit any rights in which Employee is vested as the time of Employee’s Disability or death, including pursuant to the terms of any equity awards granted to Employee and outstanding at the effective date of the termination of this Agreement.

3.3	Termination of Employment Without Cause or for Good Reason

(a)           Subject to Section 3.3(b), if during the Term, (i) the Company terminates Employee’s employment without Cause (as defined in Appendix A) or (ii) Employee resigns for Good Reason (as defined in Appendix A), then Employee shall be entitled to receive the following termination payments and benefits; provided, however, that this Section 3.3 shall not apply to, and shall have no effect in connection with, any termination to which Section 3.2 of this Agreement applies:

(1)           payment of Base Salary for a period equal to the greater of (x) three (3) months and (y) the remainder of the Term, whichever the case may be (as applicable, the “Continuation Period”), such amount payable to Employee at the rate in effect immediately prior to termination (or, if Employee terminates employment for Good Reason due to a material reduction in Employee’s then-in-effect base salary, immediately prior to such reduction) in approximately equal installments through the Company’s regularly scheduled payroll during the Continuation Period;

(2)           full acceleration of vesting of the Time-Vested Option;

(3)           an amount equal to Employee’s target Bonus, pro-rated for the number of full months worked during the Term prior to termination of employment and payable to Employee in approximately equal installments through the Company’s regularly scheduled payroll during the Continuation Period;

(4)           if Employee and his spouse and eligible children are entitled to, and timely (and properly) elect to, continue their coverage (or the coverage of any one of them) under the Company’s group health plans pursuant to Section 4980B of the Code (“COBRA”), Company-paid premiums (or reimbursement to Employee for any premiums paid by Employee (or Employee’s spouse or eligible children)) for such COBRA continuation coverage for a period equal to the Continuation Period, beginning on the last day of the month containing Employee’s date of termination (“COBRA Continuation Date”) or until Employee is no longer entitled to COBRA continuation coverage under the Company’s group health plans, whichever period is shorter.  Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the Company may unilaterally amend this Section 3.3(a)(4) or eliminate the benefit provided hereunder to the extent it deems necessary to avoid the imposition of excise taxes, penalties or similar charges on the Company or any of its subsidiaries or affiliates, including, without limitation, under Section 4980D of the Code (the payments and benefits set forth in Section 3.3(a)(1)-(4) are collectively referred to herein as “Severance Payments”); and

(5)           the Accrued Obligations, payable in a lump sum on the next regularly scheduled payroll date following the date on which Employee’s employment terminated.

(b)           As a condition to receiving the payments and benefits under this Section 3.3, other than the Accrued Obligations, Employee must timely execute (and not revoke within the applicable revocation period specified therein) a general release and waiver of all claims against the Company, which release and waiver shall be in a form acceptable to the Company (the “Release”).  To be timely, the Release must become effective (i.e., Employee must have executed the Release and any revocation period must have expired without Employee’s revoking the Release) no later than sixty (60) days (or such earlier date specified in the Release) after Employee’s date of termination (the “Release Deadline”).  If the Release does not become effective and irrevocable by the Release Deadline, Employee will not have any right or entitlement to any of the Severance Payments described in this Section 3.3.  Severance Payments shall begin on the first regularly scheduled payroll date following the date on which the Employee’s Release becomes effective.  Such initial installment shall include all Severance Payments that would have been made prior to such date, but for the obligation to execute a Release, with all remaining Severance Payments to be paid in accordance with the Company’s payroll policies.  Notwithstanding the foregoing, if the maximum period during which Employee can consider and revoke the Release begins in one calendar year and ends in the subsequent calendar year, then the initial installment of Severance Payments shall not be made until the first regularly scheduled payroll date occurring after the later of (i) the date Employee’s Release becomes effective and (ii) the first day of the subsequent calendar year.  Payment of the amounts and benefits under this Section 3.3 are contingent on Employee’s full and continued compliance with the provisions of Section 4.

4.	INVENTIONS; CONFIDENTIAL INFORMATION AND TRADE SECRETS; NON-SOLICITATION OF EMPLOYEES; AND OTHER EMPLOYEE COVENANTS

For the purposes of this Agreement, all references to business products, services and sales of the Company shall include those of the Company's affiliates.

4.1                      Inventions

(a)           All systems, inventions, discoveries, apparatus, techniques, methods, know-how, formulae or improvements made, developed or conceived by Employee during Employee’s employment by the Company, whenever or wherever made, developed or conceived, and whether or not during business hours, which constitute an improvement, on those heretofore, now or at any time during Employee’s employment, developed, manufactured or used by the Company in connection with the manufacture, process or marketing of any product heretofore or now or hereafter developed or distributed by the Company, or any services to be performed by the Company or of any product which shall or could reasonably be manufactured or developed or marketed in the reasonable expansion of the Company’s business, shall be and continue to remain the Company’s exclusive property, without any added compensation or any reimbursement for expenses to Employee, and upon the conception of any and every such invention, process, discovery or improvement and without waiting to perfect or complete it, Employee promises and agrees that Employee will immediately disclose it to the Company and to no one else and thenceforth will treat it as the property and secret of the Company.

(b)           Employee will also execute any instruments requested from time to time by the Company to vest in it complete title and ownership to such invention, discovery or improvement and will, at the request of the Company, do such acts and execute such instruments as the Company may require, but at the Company’s expense to obtain Letters of Patent, trademarks or copyrights in the United States and foreign countries, for such invention, discovery or improvement and for the purpose of vesting title thereto in the Company, all without any reimbursement for expenses (except as provided in Section 2.4 or otherwise) and without any additional compensation of any kind to Employee.

(c)           Any assignment of inventions required by this Agreement does not apply to an invention for which no equipment, supplies, facility, intellectual property or trade secret information of the Company was used and which was developed entirely on the Employee’s own time, unless (i) the invention relates (x) directly to the business of the Company or (y) to the Company’s actual or demonstrably anticipated research or development or (ii) the invention results from any work performed by Employee for the Company.

4.2           Confidential Information and Trade Secrets

(a)           All Confidential Information (as defined in Appendix A) shall be the sole property of the Company.  Employee shall not, during the period of his employment and for a period ending two (2) years after termination of his employment for any reason, disclose to any person or entity or use or otherwise exploit for Employee’s own benefit or for the benefit of any other person or entity any Confidential Information which is disclosed to Employee or which becomes known to Employee in the course of his employment with the Company without the prior written consent of an officer of the Company except as may be necessary and appropriate in the ordinary course of performing his duties to the Company during the period of his employment with the Company.

(b)           All Trade Secrets (as defined in Appendix A) shall be the sole property of the Company.  Employee agrees that during his employment with the Company and after his termination, Employee will keep in confidence and trust and will not use or disclose any Trade Secrets or anything relating to any Trade Secrets, or deliver any Trade Secrets, to any person or entity outside the Company without the prior written consent of the Board.

4.3           Non-Solicitation of Employees

During the term of Employee’s employment and for one (1) year thereafter, Employee will not cause or attempt to cause any employee of the Company to cease working for the Company.  However, this obligation shall not affect any responsibility Employee may have as an employee of the Company with respect to the bona fide hiring and firing of the Company’s personnel.

4.4           Non-Solicitation of Customers and Prospective Customers

During the term of Employee’s employment and for one (1) year thereafter, Employee will not, directly or indirectly, solicit the business of any customer for the purpose of, or with the intention of, selling or providing to such customer any product or service in competition with any product or service sold or provided by the Company during the twelve (12) months immediately preceding the termination of Employee’s employment with the Company.

4.5           Non-Competition

Employee agrees that during his employment with the Company and for one (1) year thereafter, Employee will not engage in any employment, business, or activity that is in any way competitive with the business or proposed business of the Company, and Employee will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.  The provisions of this Section 4.5 shall apply both during normal working hours and at all other times, including, without limitation, nights, weekends and vacation time, while Employee is employed with the Company.

5.           INJUNCTION

(a)           Should Employee at any time reveal, or threaten to reveal, any Confidential Information or Trade Secrets of the Company, or during any restricted period engage, or threaten to engage, in any business in competition with that of the Company, or perform, or threaten to perform, any services for anyone engaged in such competitive business, or in any way violate, or threaten to violate, any of the provisions of this Agreement, the Company shall be entitled to an injunction restraining Employee from doing, or continuing to do, or performing any such acts, and Employee hereby consents to the issuance of such an injunction without any requirement that the Company post a bond.

(b)           In the event that a proceeding is brought in equity to enforce the provisions of this Section 5, Employee shall not argue as defense that there is an adequate remedy at law, nor shall the Company be prevented from seeking any other remedies which may be available.

(c)           The existence of any claim or cause of action by the Company against Employee, or by Employee against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the foregoing restrictive covenants but shall be litigated separately.

6.           ARBITRATION

(a)           Except as provided in Section 5 above, in the event that there shall be a dispute (a “Dispute”) among the parties arising out of or relating to this Agreement, or the breach thereof, the parties agree that such Dispute shall be resolved by final and binding arbitration before a single arbitrator in the metropolitan area in which the Employee was primarily performing services at the time the Dispute arose, administered by the American Arbitration Association (the “AAA”), in accordance with AAA’s Employment ADR Rules.  The arbitrator’s decision shall be final and binding upon the parties, and may be entered and enforced in any court of competent jurisdiction by either of the parties.  The arbitrator shall have the power to grant temporary, preliminary and permanent relief, including without limitation, injunctive relief and specific performance.

(b)           The Company shall pay the direct costs and expenses of the arbitration, including arbitration and arbitrator fees.  Except as otherwise provided by statute, Employee and the Company are responsible for their respective attorneys’ fees incurred in connection with enforcing this Agreement.  Employee and the Company agree that, to the extent  permitted by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party.

7.	SECTION 409A COMPLIANCE

The parties intend that this Agreement and the payments and benefits provided hereunder be exempt from the requirements of Section 409A of the Code (“Section 409A”), to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treas. Reg. Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treas. Reg. Section 1.409A-1(b)(9)(iii), or otherwise.  To the extent Section 409A is applicable to this Agreement, the parties intend that this Agreement and any payments and benefits thereunder comply with the deferral, payout and other limitations and restrictions imposed under Section 409A.  Notwithstanding anything herein to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions; provided, however, that in no event shall the Company or any of its subsidiaries or affiliates (or any of their successors) be liable for any additional tax, interest or penalty that may be imposed on Employee pursuant to Section 409A or for any damages incurred by Employee as a result of this Agreement (or the payments or benefits hereunder) failing to comply with, or be exempt from, Section 409A.  Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary:

(a)           to the extent Section 409A is applicable to this Agreement, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service,” as defined in Treas. Reg. Section 1.409A-1(h), after giving effect to the presumptions contained therein (and without regard to the optional alternative definitions available therein), and, for purposes of any such provision of this Agreement, references to “terminate,” “termination,” “termination of employment,” “resigns” and like terms shall mean separation from service;

(b)           if, at the time Employee separates from service, Employee is a “specified employee” within the meaning of Section 409A, then to the extent necessary to avoid subjecting Employee to the imposition of any additional tax or interest under Section 409A, amounts that would (but for this provision) be payable within six months following the date of Employee’s separation from service shall not be paid to Employee during such period, but shall instead be paid in a lump sum on the first business day of the seventh month following the date of Employee’s separation from service or, if earlier, upon the Employee’s death;

(c)           each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate and distinct payments; and

(d)           with regard to any provision in this Agreement that provides for reimbursement of expenses or in-kind benefits, except for any expense, reimbursement or in-kind benefit provided pursuant to this Agreement that does not constitute a “deferral of compensation, ” within the meaning of Treasury Regulation Section 1.409A-1(b), (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (ii) such reimbursements shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

8.           LIMITATIONS ON PAYMENTS UNDER CERTAIN CIRCUMSTANCES

(a)           Notwithstanding any other provision under this Agreement, in the event that Employee becomes entitled to receive or receives any payment under this Agreement or any payments or benefits under any other plan, agreement, program or arrangement with the Company or any entity that is directly or indirectly controlled by, in control of or under common control with the Company (collectively, the “Payments”), that may separately or in the aggregate constitute “parachute payments” within the meaning of Section 280G of the Code and the Treasury regulations promulgated thereunder (“Section 280G”) and it is determined that, but for this Section 8, any of the Payments will be subject to any excise tax pursuant to Section 4999 of the Code or any similar or successor provision (the “Excise Tax”), the Company shall pay to Employee either (i) the full amount of the Payments or (ii) an amount equal to the Payments reduced by the minimum amount necessary to prevent any portion of the Payments from being an “excess parachute payment” (within the meaning of Section 280G) (the “Capped Payments”), whichever of the foregoing amounts results in the receipt by Employee, on an after-tax basis (with consideration of all taxes incurred in connection with the Payments, including the Excise Tax), of the greatest amount of Payments notwithstanding that all or some portion of the Payments may be subject to the Excise Tax.  For purposes of determining whether Employee would receive a greater after-tax benefit from the Capped Payments than from receipt of the full amount of the Payments and for purposes of Section 8(c) below (if applicable), Employee shall be deemed to pay federal, state and local taxes at the highest marginal rate of taxation for the applicable calendar year.

(b)           All computations and determinations called for by Sections 8(a) and 8(c) shall be made and reported in writing to the Company and Employee by a third-party service provider selected by the Company (the “Tax Advisor”), and all such computations and determinations shall be conclusive and binding on the Company and Employee.  For purposes of such calculations and determinations, the Tax Advisor may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Employee shall furnish to the Tax Advisor such information and documents as the Tax Advisor may reasonably request in order to make its required calculations and determinations.  The Company shall bear all fees and expenses charged by the Tax Advisor in connection with its services.

(c)           In the event that Section 8(a) applies and a reduction is required to be applied to the Payments thereunder, the Payments shall be reduced by the Company in a manner and order of priority that provides Employee with the largest net after-tax value; provided that payments of equal after-tax present value shall be reduced in the reverse order of payment.  Notwithstanding anything to the contrary herein, any such reduction shall be structured in a manner intended to comply with Section 409A of the Code.

9.           MISCELLANEOUS

9.1           Assignment

The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Company, its successors and assigns, and upon Employee and his legal representatives, heirs and legatees.  This Agreement constitutes a personal service agreement, and the performance of Employee’s obligations hereunder may not be transferred or assigned by Employee.

9.2                      Amendments in Writing

No amendment, modification, waiver, termination or discharge of any provision of this Agreement, or consent to any departure therefrom by either party hereto, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by the Company and Employee, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given.  No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the Company and Employee.

9.3           Notices

Every notice relating to this Agreement shall be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested), sent by reputable overnight courier (charges prepaid), or sent by confirmed email as set forth below (or to such other person or address, fax number or email address as a party may designate by written notice to the other parties in accordance with the provisions of this Section 9.3):

If to the Company:	Hipcricket, Inc.
110 110th Avenue NE, Suite 410
Bellevue, Washington 98004
Attn: Board of Directors
Email: legal@hipcricket.com

If to Employee:	Information on record at the Company

9.4	Entire Agreement

The parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein.  This Agreement, on and as of the Effective Date, constitutes the entire agreement between the Company and Employee with respect to the subject matter hereof, and all prior or contemporaneous oral or written communications, understandings or agreements between the Company and Employee with respect to such subject matter are hereby superseded in their entirety, except as otherwise provided herein.

9.5	Severability

If any provision of this Agreement shall be declared, by a court of competent jurisdiction, to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any covenant or provision so expressed herein.

9.6	Waivers

The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect.  No waiver of any term or condition of this Agreement, on the part of either party, shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

9.7	Headings

All headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.

9.8	Applicable Law

This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware, without regard to any rules governing conflicts of laws.

9.9	Counterparts

This Agreement, and any amendment or modification entered into pursuant to Section 9.2  hereof, may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed and entered into this Agreement effective on the date first set forth above.

EMPLOYEE

/s/ Todd Wilson
Todd Wilson

HIPCRICKET, INC.

By   /s/ Michael Brochu
Michael Brochu, Compensation Committee Chair

Appendix A

Definitions

Capitalized terms used below that are not defined in this Appendix A have the meanings set forth in the Employment Agreement (“Agreement”) to which this Appendix A is attached.  As used in the Agreement:

1.           “Cause” means (a) Employee’s material fraud, gross malfeasance, gross negligence, or willful misconduct done in bad faith, with respect to the Company’s business affairs; (b) Employee’s refusal or repeated failure to follow the Company’s established reasonable and lawful policies; (c) Employee’s material breach of this Agreement; or (d) Employee’s conviction of a felony or crime involving moral turpitude.  A termination of Employee for Cause based on clauses (a), (b) or (c) of the preceding sentence shall take effect thirty (30) days after the Company gives written notice of its intent to terminate Employee’s employment and the Company’s description of the alleged cause, unless Employee, in the good-faith opinion of the Company, during such thirty (30) day period, remedies the events or circumstances constituting Cause.

2.           “Change in Control” has the meaning set forth in the Company’s 2014 Equity Incentive Plan, as the same may be amended from time to time.

3.           “Code” means the Internal Revenue Code of 1986, as amended.

4.            “Confidential Information” shall mean any data or information belonging to the Company, other than Trade Secrets, that is of value to the Company and is not generally known to competitors of the Company or to the public, and is maintained confidential by the Company, including but not limited to non-public information about the Company’s clients, executives, key contractors and other contractors and information with respect to its products, designs, services, strategies, pricing, processes, procedures, research, development, inventions, improvements, purchasing, accounting, engineering and marketing (including any discussions or negotiations with any third parties).  Notwithstanding the foregoing, no information will be deemed to be Confidential Information unless such information is treated by the Company as confidential and shall not include any data or information of the Company that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made without the authorization of the Company), or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

5.            “Disability” means Employee’s inability, due to physical or mental ill health, to perform the essential functions of Employee’s job, with or without a reasonable accommodation, for a period in excess of 120 consecutive days or in excess of 180 days in any consecutive twelve (12) month period.  In the event of any dispute regarding Disability under Section 3.2, Employee shall submit to a physical and/or psychological examination by a licensed physician mutually satisfactory to the Company and Employee, the cost of such examination to be paid by the Company, and the determination of such physician shall be determinative.

6.           “Good Reason” means any of the following without Employee’s written consent: (a) a material reduction in Employee’s base compensation; (b) a material reduction in Employee’s authority, duties and responsibilities as in effect on the Effective Date; or (c) a change in the Employee’s place of work to a location more than fifty (50) miles from the place of work on the Effective Date, except for required travel on Company business to an extent substantially consistent with the Participant’s position, duties and responsibilities.  Notwithstanding any provision of this Agreement to the contrary, a termination of an employment relationship by Employee will not be for Good Reason unless (i) Employee notifies the Company in writing of the existence of the condition that Employee believes constitutes Good Reason within ninety (90) days of the initial existence of such condition (which notice specifically identifies such condition), (ii) the Company fails to remedy such condition within thirty (30) days after the date that it receives such notice (the “Remedial Period”), and (iii) Employee actually terminates his employment within thirty (30) days after the expiration of the Remedial Period.  If Employee terminates his employment before expiration of the Remedial Period or after the Company remedies the condition, then Employee’s termination will not be for Good Reason.

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7.           “Trade Secrets” shall mean any scientific, technical and non-technical data, information, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan or list of actual or potential customers or vendors and suppliers of the Company or any portion or part thereof, whether or not copyrightable or patentable, that is of value to the Company and is not generally known to competitors of the Company or to the public, and whose confidentiality is maintained, including unpatented and un-copyrighted information relating to the Company’s products, information concerning proposed new products or services, market feasibility studies, proposed or existing marketing techniques or plans and customer consumption data, usage or load data, and any other information that constitutes a trade secret, as such term as defined under Delaware law, in each case to the extent that the Company, as the context requires, derives economic value, actual or potential, from such information not being generally known to, and not being readily ascertainable by proper means by, other persons or entities who can obtain economic value from its disclosure or use.